Exhibit 99.1

NewHydrogen Reveals Secret to Its Breakthrough Technology

The Company’s ThermoLoop technology relies on a paradigm shift to use inexpensive heat and water to kill electrolyzers and make the world’s cheapest green hydrogen

SANTA CLARITA, Calif. (February 17, 2025) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today revealed the secret behind its paradigm shift.

“We believe ThermoLoop will be a game changer compared to conventional low performance electrolyzer technology,” said NewHydrogen CEO Steve Hill. “ThermoLoop can be configured as a drop-in replacement for electrolyzers, making them obsolete. Simply put, we believe that ThermoLoop will be an electrolyzer killer.”

Mr. Hill continued, “Using heat, rather than electricity, is simply a better way to split water to make green hydrogen. Heat is cheap. It can be found everywhere, including concentrated solar, nuclear reactors, and waste heat from industrial plants, such as oil refineries and cement and steel manufacturing plants. Heat based systems are more scalable and have the potential to be cheaper than electrolyzer systems.”

The Challenge

Scientists have struggled for decades in search of an efficient way to use heat to split water. Why? Because the biggest challenge in building a heat system is the temperature mismatch between the different chemical reactions in the process. One reaction extracts hydrogen from water, which usually occurs at a low temperature. Another reaction extracts oxygen from water, which usually occurs at a high temperature. While the system is heating up or cooling down, hydrogen is not being produced and excess energy is wasted. This is incredibly inefficient.

The Breakthrough – ThermoLoop

NewHydrogen is inventing a better way to use heat to split water that allows all reactions to occur at nearly the same temperature. These reactions are called near isothermal reactions. The process is called thermochemical water-splitting.

To achieve this “holy grail” of near isothermal reactions, NewHydrogen is developing novel materials and chemical reactions from the ground up. Therefore, when the first reaction temperature is close to the second reaction temperature, system downtime is minimized. ThermoLoop only needs to heat a little bit and cool a little bit and hydrogen production “loops” continuously. This is a very efficient solution.

How do we find this novel material? Using state-of-the-art artificial intelligence and machine learning tools, we search the periodic table and play jig saw puzzle with many different elements to arrive at a novel material with just the right “goldilocks” attributes to enable scalable isothermal reactions.

The Secret

We designed a set of novel chemical reactions using a new paradigm that exploits the phase change properties of our Novel Material, as its components change from solid to liquid to gas, and back to solid. It is this phase change that allows us to reduce the temperature difference between the reactions. This is the key to what we believe will allow us to achieve near isothermal reactions for the continuous production of hydrogen from water.

Finally, we combine all these innovations to create ThermoLoop, a highly scalable thermochemical water-splitting system that we believe can produce the world’s cheapest green hydrogen.

Mr. Hill concluded, “ThermoLoop is agnostic to the sources of heat and water. If we simply couple ThermoLoop with any available source of heat and water, we can create an incredibly efficient, low-cost, clean and green hydrogen production machine – anywhere, anytime. What if heat is hard to get? No problem. Because the thermodynamics of heat systems are more efficient and scalable than electrolyzer systems, we believe we can convert electricity to heat to run ThermoLoop and still outperform electrolyzers.”

Watch a short explainer video that describes ThermoLoop technology – the electrolyzer killer at https://www.youtube.com/watch?v=TqdrYBnj8gY.

NewHydrogen is also hosting a webinar to reveal the secret to its breakthrough ThermoLoop technology. This webinar will occur after the close of the stock market on Monday, February 17 at 4:00 PM Eastern time. Please use this link to join the webinar: https://www.youtube.com/watch?v=-pkox2gPbiQ

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com